SMITH BARNEY ADJUSTABLE RATE GOVERNMENT INCOME FUND

AMENDMENT NO. 4
TO THE
FIRST AMENDED AND RESTATED MASTER TRUST AGREEMENT

	Amendment No. 4 to the First Amended and Restated Master Trust Agreement dated November 5, 1992 (amending the Master Trust Agreement dated May 7, 1992) (the "Agreement"), of Smith Barney Adjustable Rate Government Income Fund (the "Trust"), made at New York this 10th day of March, 1997.

	W I T N E S S E T H:

	WHEREAS, Article VII, Section 7.3 of the Agreement provides that the Agreement may be amended at any time, so long as such amendment does not adversely affect the rights of any Shareholder with respect to which such amendment is or purports to be applicable and so long as such amendment is not in contravention of applicable law, including the Investment Company Act of 1940, as amended (the "1940 Act"), by an instrument in writing signed by a majority of the Trustees (or by an officer of the Trust pursuant to a vote of a majority of such Trustees); and

	WHEREAS, Article IV, Section 4.1 of the Agreement provides that the Trustees of the Trust may establish and designate Sub-Trusts of the Trust and classes thereof; and

	WHEREAS, the Trustees have previously established and designated five classes of shares, Classes A, B, C, Y and Z for the Sub-Trust of the Trust; and

	WHEREAS, a majority of the Trustees voted on February 25, 1997 to establish and designate a new class of shares of the Sub-Trust as Class
I shares; and

	WHEREAS, a majority of Trustees have duly approved this amendment to the Agreement and have authorized the same to be filed with the Secretary of State of the Commonwealth of Massachusetts.

	NOW, THEREFORE, the undersigned Michael Kocur, a duly elected and serving Assistant Secretary of the Trust, pursuant to the authorization described above, hereby declares as follows:









	1.	The initial paragraph of Article IV, Section 4.2 of the
Agreement is amended to read as follows:

Without limiting the authority of the Trustees set forth in Section 4.1 to establish and designate any further Sub-Trusts and classes, the Trustees hereby establish and designate the following Sub-Trust and classes thereof: "Smith Barney Adjustable Rate
Government Income Fund" which shall consist of Classes A, B, C, I, Y, and Z. The Shares of the such
Sub-Trust and classes thereof and any Shares of any further Sub-Trust or classes that may from time to time be established and designated by the Trustees shall (unless the Trustees otherwise determine with respect to some further Sub-Trust or class at the time of establishing and designating the same) have the following relative rights and preferences:

	2.	This amendment to the Agreement shall be effective on
the effective date of the post-effective amendment to the Trust's
Registration Statement on Form N-1A that contains a Prospectus offering the Class I shares of the Sub-Trust of the Trust.

	WITNESS my hand and seal this 10th day of March, 1997.



						/s/ Michael Kocur
						Michael Kocur
						Assistant Secretary




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